Exhibit (p)(1)

DB-X EXCHANGE-TRADED FUNDS INC.

CODE OF ETHICS

I.	Introduction

The Board of Directors (the “Board”) of db-X Exchange-Traded Funds Inc. (the “Company”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), has approved and adopted this Code of Ethics (the “Code”) and has determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1. This Code also sets forth the general fiduciary principles to which all of the Company’s Access Persons are subject and establishes reporting requirements for Access Persons. Capitalized terms used herein and not defined are defined in Appendix A.

A.	About the Company and the Adviser

The Company is a registered investment company that consists of multiple investment portfolios of exchange-traded funds, each of which is hereinafter referred to as a “Fund.” DBX Strategic Advisors LLC (the “Adviser”) is the investment adviser for the Funds. The Adviser may delegate day-to-day portfolio management responsibilities to one or more investment sub-advisors (each, a “Sub-Adviser,” and collectively, the “Sub-Advisers”).

B.	Who is Covered by the Code

This Code applies to all Access Persons of the Company, which includes all Directors of the Company (both Interested Directors and Independent Directors), and all officers of the Company. However, certain of the reporting and pre-clearance requirements set forth in Sections III and IV do not apply to persons who are subject to the code of ethics adopted by the Adviser or the Sub-Advisers (together, the “Adviser Access Persons”). Instead, those individuals (principally, the Company’s Interested Directors and those officers of the Company that are also affiliated with the Adviser or a Sub-Adviser) will be subject to the reporting and pre-clearance requirements established by the Adviser’s or the Sub-Advisers’ code of ethics.

II.	Statement of General Fiduciary Principles

The Company requires that its Directors, officers and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•	the duty at all times to place the interests of the Company’s shareholders first;

•

the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Company has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

III.	Restrictions on Personal Investing Activities

A.	General Policy

No Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” (as defined in Appendix A) by a Fund:

•	employ any device, scheme or artifice to defraud the Funds;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Funds; or

•	engage in any manipulative practice with respect to the Funds.

B.	Prohibition Against Insider Trading

Access Persons and the members of their Family/Household are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

(1)	trading while in possession of material, nonpublic information;

(2)	communicating (“tipping”) such information to others;

(3)	recommending the purchase or sale of securities on the basis of such information; or

(4)	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Access Persons and members of their Family/Household may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of an issuer’s securities. Material information can also relate to events or circumstances affecting the market for an issuer’s securities such as information about an expected government ruling or regulation that can affect the business of an issuer in which a Fund invests. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

C.	Pre-Clearance of Investments in IPOs or Limited Offerings

Access Persons who also meet the definition of Investment Personnel may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO or Limited Offering without obtaining, in advance of the transaction, clearance from the Company’s Chief Compliance Officer (“CCO”) (Access Persons who are subject to the Adviser’s or a Sub-Adviser’s code of ethics must obtain clearance from, respectively, the Adviser’s or Sub-Adviser’s Chief Compliance Officer). In order to obtain pre-clearance, a person meeting the definition of Investment Personnel must complete and submit to the CCO a Personal Trade Request Form (a “PTR”), which is included as Appendix B. The CCO must review each request for approval and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any IPO or Limited Offering of an issuer if such Security: (i) is “being considered for purchase or sale” (as defined in Appendix A) by a Fund or (ii) is being purchased or sold by a Fund.

D.	Restrictions on Personal Securities Transactions by Access Persons Other than Independent Directors and Adviser Access Persons

Each Access Person shall direct his or her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts.

(1)	Pre-clearance

Access Persons may not buy or sell Securities, other than Exempt Securities for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the Company’s CCO or his designee. The CCO has designated the Adviser’s CCO as the person responsible for reviewing and granting pre-clearance requests under this Code.

In order to obtain pre-clearance, an Access Person must complete and submit to the CCO a PTR. If the transaction is approved by the CCO, that approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance will typically not be given to an Access Person to purchase or sell any Security of an issuer if such Security: (i) is being considered for purchase or sale by a Fund or (ii) is being purchased or sold by a Fund.

(2)	Prohibition on Short-Term Trading

Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security, held by a Fund. If any such transactions occur, the Company will require any profits from the transactions to be disgorged for donation by the Company to charity. In applying the 30 calendar day holding period, the Company will apply the “last-in, first-out” methodology.

(3)	Prohibition on Short Sales and Similar Transactions.

Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security held by any Fund.

E.	Restrictions on Personal Securities Transactions by Access Persons who are Independent Directors

The Company recognizes that Independent Directors do not have on-going, day-to-day involvement with the operations of the Company and are not involved in decisions regarding Fund portfolio transactions. In addition, it is the practice of the Company to give information about Securities purchased or sold by each Fund, or considered for purchase and sale by each Fund, to Independent Directors in materials circulated more than 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Accordingly, the Company believes that less stringent controls are appropriate for Independent Directors, as follows:

1.	The Securities pre-clearance requirement contained in paragraph III.D(1) and the short-term trading and short sale restrictions in paragraphs III.D(2) and III.D(3) above shall only apply to an Independent Director if he or she knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known, that at the time of his or her transaction in a Security (other than an Exempt Security) or during the 15-day period before that transaction, that the Security was also purchased or sold by a Fund or considered for the purchase or sale by a Fund.

2.	If the pre-clearance provisions of the preceding paragraph apply, no pre-clearance will be given to an Independent Director to purchase or sell any Security of an issuer if such Security: (i) is being considered for purchase or sale by a Fund or (ii) is being purchased or sold by a Fund.

IV.	Reporting Requirements and Procedures

In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

A.	Reporting Requirements for Access Persons Other than Independent Directors and Adviser Access Persons

(1)	Initial and Annual Holdings Reports: Within ten days after a person becomes an Access Person, and annually thereafter, such person shall submit to the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Appendix C. Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Access Person and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

(2)	Quarterly Report: Each Access Person shall submit reports substantially in the form attached hereto as Appendix D to the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. An Access Person need not make a quarterly transaction report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above. The Report must include the date on which such report was submitted to the CCO.

B.	Reporting Requirements for Independent Directors

An Independent Director need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such Security is or was purchased or sold, or being considered for purchase or sale, by a Fund.

V.	Administration of the Code

A.	The CCO’s Duties and Responsibilities

(1)	The CCO shall promptly provide all persons covered by this Code with a copy of the Code. In addition, all persons covered by this Code must complete the written acknowledgement of receipt of this Code included as Appendix E (the “Acknowledgement”) within ten days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter;

(2)	The CCO shall identify all Access Persons and inform them of their reporting obligations promptly;

(3)	In determining whether to approve a PTR, the CCO will determine, in good faith, whether the Access Person knew, or should have known, that a Fund had engaged in a transaction involving, or was contemplating a transaction involving, such a Security with 15 days of the PTR. The CCO must maintain a record of any decision relating to pre-clearance requests, and the reasons supporting the decision, for at least five years after the end of the fiscal year in which the approval is granted;

(4)	The CCO will, on a quarterly basis, compare all reported personal securities transactions with the Funds’ completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination;

(5)	If the CCO finds that a Code violation may have occurred, the CCO must report the possible violation to the Board;

(6)	The CCO will submit his or her own reports (as required) to an alternate compliance officer who will fulfill the duties of the CCO with respect to such reports; and

(7)	At least annually, the CCO must furnish to the Board, and the Board must consider, a written report that describes any issues arising under the Code since the previous report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and certifies that the Code contains policies and procedures reasonably designed to prevent Access Persons from violating the Code.

B.	The Board’s Duties and Responsibilities

(1)	The Board must approve this Code and the code of ethics of the Adviser and each Sub-Adviser before initially retaining their services;

(2)	The Board must approve all material changes to this Code and the code of ethics of the Adviser and each Sub-Adviser no later than six months after adoption of the material change; and

(3)	The Board will determine, in its sole discretion, whether a person has violated the Code. If it is determined that a person violated the Code, the Board shall determine the appropriate disciplinary action to be taken and sanctions to be imposed.

C.	The Adviser’s and each Sub-Adviser’s Duties and Responsibilities

(1)	The Adviser and each Sub-Adviser shall submit to the Board a copy of its code of ethics adopted pursuant to Rule 17j-1;

(2)	The Adviser and each Sub-Adviser shall report to the Board in writing any material change to their code of ethics within six months of its adoption; and

(3)	At least annually, the Adviser and each Sub-Adviser shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under their respective code of ethics since the previous report, including, but not limited to, information about material violations of the code of ethics or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser and each Sub-Adviser have adopted procedures reasonably necessary to prevent its Access Persons from violating the code of ethics.

VI.	Recordkeeping

The Company will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (the “SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code of ethics adopted by the Company which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.	A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of each report submitted by an Access Person under this Code will be preserved for a period of at least five years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

VII.	Miscellaneous

A.	Confidentiality. The Company will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.	The “should have known” standard. For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•	impute knowledge from the individual’s awareness of a Fund’s portfolio holdings, market considerations, benchmark index, or investment policies, objectives and restrictions.

C.	Interpretation. To the extent that a deviation from the provisions of this Code is permitted by an interpretive position of the SEC or its staff concerning Section 17(j) of the 1940 Act and Rule 17j-1 thereunder (or, after consultation with counsel, Section 204A of the Investment Advisers Act of 1940, as amended, and Rule 204A thereunder) that is not limited to the entity seeking relief, if any (each, an “Interpretation”), such deviation shall be deemed to be consistent with this Code, provided that such reliance is: (i) pursuant to the terms and conditions of such Interpretation; and (ii) contemporaneously documented.

Adopted: July 24, 2007; as amended on December 17, 2007, November 2, 2009 and July 25, 2011.

APPENDIX A

Definitions

As used in the Code, the following terms shall have the meanings specified:

Access Person means: (i) the Company’s Directors and officers; (ii) any Adviser Access Person; (iii) any other any employee of the Company who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (iv) any natural person in a Control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Securities; and (v) any director, officer or general partner of the Company’s Distributor who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Company, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Company regarding the purchase or sale of Securities. Access Persons include:

(a) a member of an Access Person’s immediate family (spouse, domestic partner, child or parent) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or similar reasons);

(b) a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

(c) a relative whose financial affairs an Access Person “controls,” whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

(d) an investment account over which an Access Person has investment control or discretion;

(e) a Company or other arrangement that names an Access Person as a beneficiary; and

(f) a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or employee, or in which he owns 10% or more of any class of voting securities or over which he exercises effective Control.

Adviser Access Person means a person who meets the definition of Access Person with respect to the Adviser or a Sub-Adviser.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not under the Automatic Investment Plan.

A Security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. A person is the “beneficial owner” of any securities in which he or she has a direct or indirect pecuniary (monetary) interest.

Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company, and any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company; provided, however, that the SEC may be order determine whether either of the aforementioned persons has control of a company. A natural person is presumed not to be a “controlled person” of another.

Exempt Security means: (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies, including exchange-traded funds (“ETFs”) (other than ETFs advised by the Adviser or an affiliate of the adviser); (ii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or Control; (iii) securities purchased or sold in a transaction that is non-volitional on the part of either the Access Person or a Company, including mergers, recapitalizations or similar transactions; and (iv) securities acquired as a part of an Automatic Investment Plan.

Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parent) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or similar reasons), and a relative of the person who lives in such person’s household.

Independent Director means a Director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Interested Director means a Director of the Company who is an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

Investment Personnel means (i) any employee of the Company or the Adviser or Sub- Adviser (or of any company in a Control relationship to the Company or the Adviser or Sub- Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Company, (ii) any natural person who controls the Company or the Adviser or Sub-Adviser and who obtains information concerning recommendations made to the Company regarding the purchase or sale of Securities by that Company.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, as amended, pursuant to Sections 4(2) or 4(6) of that Act or Rule 504, Rule 505 or Rule 506 thereunder (e.g., private placements).

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Security or Securities means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

A Security held or to be acquired by a Fund means: (i) any security that within the most recent 15 days is or has been held by the Fund or is being or has been considered by the Adviser for purchase by the Fund and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a security.

APPENDIX B

Personal Trade Request Form (PTR)

The following form must be completed by you in order to request pre-clearance of a personal securities transaction that requires pre-clearance under the Code of Ethics of either db-X Exchange-Traded Funds Inc. or DBX Strategic Advisors LLC. By signing below, you certify that you are not aware of any trades for any Funds in this Security over the past 15 days and that you are also not aware that the Adviser is planning on engaging in a trade involving this Security over the next 15 days. You further certify that you do not have any confidential or inside information relating to the issuer of this Security. This Form must be submitted to the appropriate Company firm’s Chief Compliance Officer. You may not complete this trade until you receive approval from the Chief Compliance Officer. If approved, the approval is good for the day it is given and the following business day. If your trade is not completed within that time, you must submit a new request.

Name: _________________________	Social Security Number: _________________________

Investment Information

Issuer and ticker symbol or CUSIP: _________________________

Nature of Equity Investments (please circle):	Common Stock	Preferred Stock

Number of Shares: _________________________

Principal amount: _________________________

Nature of Fixed Income Investments:	Describe instrument: ________________________

Interest rate: _________________________

Maturity date: _________________________

Principal amount: _________________________

Transaction Information

Transaction Type (please circle): Purchase	Sale	Short Sale

Estimated Trade Date: ____________________

Estimated Price: ___________________

Broker/Dealer: ___________________

Is the proposed investment an IPO?	Y	N
Is the proposed investment a Limited Offering?	Y	N

Signature: _________________________	Chief Compliance Officer Action:
Date: _________________________	Approved: Not Approved:

B-1

Signature: _________________________
Date: _________________________

B-2

APPENDIX C

Initial and Annual Holdings Reports

To: The Chief Compliance Officer

db-X Exchange-Traded Funds Inc.

DBX Strategic Advisors LLC

As of             , a date within 45 calendar days of this submission, I had direct or indirect beneficial ownership interest in the Securities listed below which are required to be reported pursuant to the Code of Ethics of db-X Exchange-Traded Funds Inc. or DBX Strategic Advisors LLC.

Name of Reporting Person:

If Initial Report, Date Person Became Subject to the Code:

Information in Report Dated as of:

Date Report Submitted:

Securities Holdings:

Check here if, in lieu of completing the chart below, you have attached all of your most recent investment account statements:            , Number of statements attached:

Title of Security	Ticker Symbol or CUSIP	Number of Shares	Principal Amount, Maturity Date and Interest Rate (if applicable)

The name of all brokers, dealers or banks with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

C-1

I certify that I have included on this report all securities holdings and accounts required to be reported pursuant to the Code of Ethics and that the information contained herein is accurate an complete.

Signature: _________________________	Date: _________________________

C-2

APPENDIX D

Quarterly Report

To: The Chief Compliance Officer

db-X Exchange-Traded Funds Inc.

DBX Strategic Advisors LLC

I hereby certify that I have engaged in the following personal securities transactions which are required to be reported under the Code of Ethics of db-X Exchange-Traded Funds Inc. or DBX Strategic Advisors LLC during the calendar quarter indicated below. I hereby submit this report within 30 days after the end of that quarter. (Note: you do not need to complete this report if all of your trading confirmations and account statements are already being delivered to the Chief Compliance Officer)

Name of Reporting Person:

Calendar Quarter Ended:

Date Report Submitted:

Securities Transactions

Please provide the following information for any reportable transactions during the quarter:

Date of Transaction	Title of Security	Ticker Symbol or CUSIP	Number of Shares	Price	Principal Amount, Maturity Date and Interest Rate (if applicable)	Type of Transaction	Name of Broker, Dealer or Bank Effecting Transaction

I have established the following new accounts with brokers, dealers or banks in which my securities are held for my direct or indirect benefit.

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

D-1

I certify that I have included on this report all securities transactions and accounts required to be reported pursuant to the Code of Ethics.

Signature: _________________________	Date: _________________________

D-2

APPENDIX E

Acknowledgment

To: Chief Compliance Officer

db-X Exchange-Traded Funds Inc.

DBX Strategic Advisors LLC

Re: Acknowledgment of Code of Ethics

Initial Acknowledgment: Please check here if this is an initial acknowledgment. ☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I will comply with this Code, (4) I will report all holdings, transactions and accounts that I am required to report pursuant to this Code.

Annual Acknowledgment: Please check here if this is an annual acknowledgment. ☐

I certify that (1) I have received, read and understand this Code of Ethics, (2) I am aware that I am subject to the provisions of this Code, (3) I have complied with this Code at all times during the previous calendar year, and (4) I have, during the previous calendar year, reported all holdings, transactions and accounts that I am required to report pursuant to this Code.

Name (print): _________________________

Position: ____________________________

Signature: ___________________________

Date Submitted: _______________________

E-1